Exhibit 5.1

Fennemore Craig, P.C.
300 E. Second Street

Suite 1510

Reno, Nevada 89501

(775) 788-2200

Law Offices
Denver	(303) 291-3200
Las Vegas	(702) 692-8000
Nogales	(520) 281-3480
Phoenix	(602) 916-5000
Reno	(775) 788-2200
Tucson	(520) 879-6800

August 15, 2019

DelMar Pharmaceuticals, Inc.

Suite 720-999 West Broadway

Vancouver, British Columbia

Canada V5Z 1K5

Re: Registration on Form S-1 for DelMar Pharmaceuticals, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for DelMar Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the registration under a Registration Statement on Form S-1 (the “Registration Statement”), as amended, by the Company under the Securities Act of 1933, as amended (the “Act”) in connection with the offering of (i) up to an aggregate of 5,107,500 shares (the “Offered Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), (ii) Warrants, as hereinafter defined, to purchase up to an aggregate of 7,762,500 shares of Common Stock, (iii) Pre-Funded Warrants, as hereinafter defined, to purchase up to 2,655,000 shares of Common Stock (the shares of Common Stock issuable upon exercise of the Warrants and/or the Pre-Funded Warrants are referred to as the “Warrant Shares”) and (iv) Underwriter Warrants, as hereinafter defined, to purchase up to an aggregate of 388,125 shares of Common Stock (the shares of Common Stock issuable upon exercise of the Underwriter Warrants are referred to as the “Underwriter Warrant Shares”). The Offered Shares, the Warrants, the Pre-Funded Warrants and the Underwriter Warrants will be sold pursuant to an Underwriting Agreement (the “Agreement”) among the Company, Maxim Group LLC and Dawson James Securities, Inc.

We have examined originals or copies of each of the documents listed below:

1. The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2. The Bylaws of the Company, as amended, as certified by an officer of the Company as of the date hereof;

Fennemore Craig, P.C.

DelMar Pharmaceuticals, Inc.

Re: Registration of Common Stock

August 15, 2019

3. The forms of the warrants (the “Warrants”), pre-funded warrants (the “Pre-Funded Warrants”) and warrants to be issued to Maxim Group LLC and Dawson James Securities, Inc. as underwriter compensation (the “Underwriter Warrants”) described in the Registration Statement;

4. Resolutions of the Board of Directors of the Company, dated August 8, 2019, appointing a pricing committee (“Pricing Committee”).

5. Resolutions of the Pricing Committee of the Board of Directors of the Company, dated August 13, 2019.

6. The Agreement; and

7. The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the Warrant Shares and the Underwriter Warrant Shares.

Based upon the foregoing, and subject to the limitations, exceptions and exclusions set forth herein, it is our opinion that:

1. Issuance of the Offered Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement and the Agreement, the Offered Shares will be validly issued, fully paid and nonassessable.

2. Issuance of the Warrants, Pre-Funded Warrants, and Underwriter Warrants have been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement and the Agreement, the Warrants, Pre-Funded Warrants and Underwriter Warrants will be validly issued.

Fennemore Craig, P.C.

DelMar Pharmaceuticals, Inc.

Re: Registration of Common Stock

August 15, 2019

3. Issuance of the Warrant Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Warrants and/or the Pre-Funded Warrants, as applicable, the Warrant Shares will be validly issued, fully paid and nonassessable.

4. Issuance of the Underwriter Warrant Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Underwriter Warrants, the Underwriter Warrant Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.

CDOL/DLEW